Sub-Item 77C
Exhibit 2

GENERAL MONEY MARKET FUND, INC. (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the General Money Market Fund, Inc. was held on January 4, 2010. Out of a total of 12,857,620,694.768 shares (“Shares”) entitled to vote at the meeting, a total of 4,794,991,228.980 were represented at the Meeting, in person or by proxy. The proposals did not receive the required vote of the holders for approval. The breakdown of the vote is as follows:

	Shares
	For	Against	Abstain
1. To approve amending the	4,194,635,124.070	347,652,876.262	252,703,228.648
Fund’s policy regarding
borrowing
		Shares
	For	Against	Abstain
2. To approve amending the	4,191,784,471.920	348,707,608.022	254,499,149.038
Fund’s policy regarding
lending
		Shares
	For	Against	Abstain
3. To permit investment in	4,243,353,895.032	299,005,881.960	252,631,451.988
additional money market
instruments
		Shares
	For	Against	Abstain
4. To permit investment in	4,141,808,729.662	390,492,390.720 262,690,108.598
other investment companies